UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 10, 2005

Loral Space & Communications Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	1-14180	13-3867424
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On July 15, 2003, Loral Space & Communications Ltd. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States District Court for the Southern District of New York (the "Bankruptcy Court") and parallel insolvency proceedings in the Supreme Court of Bermuda in which certain partners of KPMG were appointed as joint provisional liquidators.

On May 10, 2005, the Bankruptcy Court approved the settlement that Space Systems/Loral, Inc. ("SS/L") reached with certain of its insurers to settle its claim for a constructive total loss of the Telstar 14/Estrela do Sul-1. Under this settlement, SS/L will receive 82% of each settling insurer’s respective proportion of the insured amount for an aggregate of $100 million. In addition, under the settlement, the settling insurers will waive any rights they may have to the satellite. SS/L is in the process of finalizing settlement agreements with another group of insurers on these same terms, which agreements, when executed, will increase the insurance proceeds to be received from the settling insurers to approximately $122 million. Pursuant to the terms of SS/L’s security agreement with Intelsat, $9.4 million of such insurance proceeds, representing the remaining unearned portion of the $50 million advance previously made by Intelsat to SS/L, has been deposited into a restricted account subject to a control agreement in favor of Intelsat, and Intelsat’s security interest in all other collateral has been released. As to the remaining insurers, SS/L continues to negotiate with them to reach a similar settlement. If SS/L is able to reach a settlement with all of its insurers on the terms described above, SS/L will receive aggregate insurance proceeds of $205 million and retain title to the Telstar 14/Estrela do Sul-1 satellite. In the event, however, that SS/L negotiates a lower settlement with the remaining insurers (which will require further Bankruptcy Court approval), SS/L may be required, under certain circumstances, to adjust the settlement amount it receives from the settling insurers as described above, to the lower settlement amount.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Ltd.

May 16, 2005	By:	Avi Katz

Name: Avi Katz
Title: Vice President and General Counsel